Escalade Reports 13% Sales Growth In Third Quarter

EVANSVILLE, Ind., Nov. 4, 2013 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the third quarter of 2013 were up 13% over the same quarter in the prior year. Year to date revenues have increased 10% over the same period in the prior year.

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The Company generated net income for the quarter of $2.5 million, or $0.19 basic earnings per share compared to net loss of $(11.5) million or $(0.86) basic earnings per share for the same quarter in 2012. For the first nine months of 2013, net income is $6.8 million or $0.50 basic earnings per share, while the first nine months of 2012 showed a net loss of $(8.8) million with $(0.67) basic earnings per share. In the third quarter of 2012, the Company recorded a goodwill impairment of $13.2 million, other intangible impairment of $0.2 million both in the Information Security and Print Finishing segment and a $0.4 million impairment on an equity method investment. Without the impact of goodwill and other intangible asset impairments and equity method investment impairment losses in 2012, basic earnings per share would have been $0.16 and $0.36 for the first three and nine months of 2012.

Revenues from the Sporting Goods business were up 23% for the quarter and 20% for the first nine months of 2013, compared to the same periods in the prior year. Management expects strong sales in the Sporting Goods segment through the remainder of the year, although sales growth may be somewhat less than in previous quarters.

Revenues from the Information Security and Print Finishing business decreased 19% and 18% for the third quarter and first nine months of 2013, respectively, compared to the same periods in the prior year. Excluding the effects of changes in the currency exchange rates, revenues decreased 27% and 19%, for the third quarter and first nine months of 2013, respectively. Contributing to the decrease in revenue is a reduction in government spending along with increased competition. The Information Security and Print Finishing segment represents 19% and 26% of year to date revenues for 2013 and 2012, respectively.

"We are pleased with third quarter revenue growth of 13% resulting in a 12% net income increase, excluding the effect of impairments last year. For the first nine months of 2013, revenue has increased 10%, led by the Sporting Goods segment growth of 20%," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "This growth in revenue and earnings is a result of strong product placement and sell through with our retailers."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012

NET SALES	$ 38,482	$ 34,206	$ 117,305	$ 106,800	$ 158,094	$ 143,468

OPERATING EXPENSES
Cost of goods sold	26,945	23,249	79,210	72,943	109,440	99,141
Selling and administrative	7,748	7,466	24,646	23,729	32,287	33,607
Goodwill intangible asset impairment charges	--	13,362	--	13,362	22	13,362
Amortization	544	516	1,819	1,722	2,343	2,073

OPERATING INCOME (LOSS)	3,245	(10,387)	11,630	(4,956)	14,002	(4,715)

OTHER INCOME (EXPENSE)
Interest expense	(176)	(144)	(596)	(490)	(708)	(654)
Other income	931	919	867	1,331	2,567	3,029
Equity method investment impairment	--	(382)	--	(382)	--	(382)

INCOME (LOSS) BEFORE INCOME TAXES	4,000	(9,994)	11,901	(4,497)	15,861	(2,722)

PROVISION FOR INCOME TAXES	1,487	1,509	5,146	4,343	5,194	3,984

NET INCOME (LOSS)	$ 2,513	$ (11,503)	$ 6,755	$ (8,840)	$ 10,667	$ (6,706)

PER SHARE DATA
Basic earnings (loss) per share	$ 0.19	$ (0.86)	$ 0.50	$ (0.67)	$ 0.79	$ (0.51)
Diluted earnings (loss) per share	$ 0.18	$ (0.85)	$ 0.50	$ (0.66)	$ 0.78	$ (0.51)
Average shares outstanding	13,520	13,391	13,484	13,189	13,470	13,115

CONSOLIDATED CONDENSED BALANCE SHEET (In Thousands)

	October 5, 2013	December 29, 2012	October 6, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current assets	$ 82,055	$ 70,965	$ 72,369
Property, plant & equipment – net	14,744	12,281	12,095
Other assets	29,794	30,477	27,706
Goodwill	12,017	12,017	12,017
Total	$ 138,610	$ 125,740	$ 124,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 44,193	$ 38,309	$ 40,662
Other liabilities	8,970	6,974	6,223
Stockholders' equity	85,447	80,457	77,302
Total	$ 138,610	$ 125,740	$ 124,187